Filed Pursuant to Rule 424(b)2

File No. 333-138437

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
5.231% Senior Notes	$599,967,000	$18,419(1)

(1)	The filing fee of $18,419 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 3, 2006)

5.231% Senior Notes due 2009

This is a remarketing of $599,967,000 aggregate principal amount of our senior notes due May 16, 2009, originally issued as components of the 24,000,000 Equity Units we issued in May 2004, on behalf of Corporate Unit holders. The interest rate on the notes will be reset to 5.231% per year, effective from and after May 16, 2007, and will be payable semi-annually in arrears on May 16 and November 16 of each year, beginning November 16, 2007.

The notes are our direct, unsecured obligations and rank equally with all of our other existing and future unsecured and unsubordinated senior debt. The notes will be remarketed in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Prior to this remarketing, there has been no public market for the notes. The notes will not be listed on any exchange.

Investing in the notes involves risks. See “Supplemental Risk Factors” beginning on page S-5 and “Item 1A. Risk Factors” in our current report on Form 8-K, filed April 16, 2007, which is incorporated by reference herein.

	Per Note	Total
Price to public(1)	100%	$599,967,000
Remarketing Fee to Remarketing Agents(2)	—	—
Net Proceeds(3)	100%	$599,967,000

(1)	Plus accrued interest, if any, from May 16, 2007, if settlement occurs after that date.
(2)	We will pay all fees and expenses of the remarketing agents. The remarketing fee equals 0.25% of the principal amount of the remarketed notes.
(3)	We will not receive any proceeds from the remarketing, except as described under “Use of Proceeds” in this prospectus supplement.

The remarketing agents expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about May 16, 2007.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley	Merrill Lynch & Co.

May 9, 2007

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this remarketing.

If the description of this remarketing or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the remarketing filed by us with the Securities and Exchange Commission. We have not, and the remarketing agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the remarketing filed by us with the Securities and Exchange Commission and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The remarketing agents are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the items identified under “Supplemental Risk Factors” in this prospectus supplement and under “Item 1A. Risk Factors” in our current report on Form 8-K, filed April 16, 2007, which is incorporated by reference herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Genworth” and the “Company” refer to Genworth Financial, Inc. and its subsidiaries.

Genworth Financial, Inc.

Genworth Financial is a leading financial security company dedicated to developing solutions that help meet the investment, protection, homeownership, retirement and independent lifestyle needs of more than 15 million customers, with a presence in more than 25 countries. We are a leading provider of key products and solutions whose growth we believe is benefiting from significant demographic, legislative and market trends that are increasingly shifting responsibility for building financial security to the individual. We distribute our products and services through extensive and diversified channels that include financial intermediaries, advisors, independent distributors and dedicated sales specialists. We are headquartered in Richmond, Virginia and have approximately 7,250 employees.

We have the following three operating segments:

•

Retirement and Protection. We offer a variety of protection, wealth accumulation, retirement income and institutional investment products. Retail protection products include: life insurance, long-term care insurance, and a linked benefit product that combines long-term care insurance with universal life insurance. Additionally, as part of our senior market products and services, we offer Medicare supplement insurance along with wellness and care coordination services for our long-term care policyholders. Our wealth accumulation and retirement income products include: individual variable annuities, fixed deferred and immediate individual annuities, group variable annuities offered through retirement plans, and a variety of managed account programs, financial planning advisory services and mutual funds. Institutional products include: funding agreements, funding agreements backing notes, and guaranteed investment contracts. For the year ended December 31, 2006 and the three months ended March 31, 2007, our Retirement and Protection segment had net operating income of $703 million and $185 million, respectively.

•

International. In Canada, Australia, New Zealand, Mexico, Japan and multiple European countries, we are a leading provider of mortgage insurance products on loans made predominately to prime-based borrowers. We are the largest private mortgage insurer in most of our international markets. We also provide mortgage insurance on a structured, or bulk basis, which aids in the sale of mortgages to the capital markets and helps lenders manage capital and risks. Additionally, we offer services, analytical tools and technology that enable lenders to operate more efficiently and more effectively manage risk. We also offer payment protection coverages in multiple European countries, Canada and Mexico. Our payment protection insurance products help consumers meet specified payment obligations should they become unable to pay due to accident, illness, involuntary unemployment, disability or death. For the year ended December 31, 2006 and the three months ended March 31, 2007, our International segment had net operating income of $468 million and $123 million, respectively.

•

U.S. Mortgage Insurance. In the U.S, we offer mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans, also known as “flow” mortgage insurance. We also have begun to increasingly provide mortgage insurance on a structured, or bulk basis, with essentially all of our bulk writings prime-based. Additionally, we offer services, analytical tools and technology that enable lenders to operate more efficiently and more effectively manage risk. For the year ended December 31, 2006 and the three months ended March 31, 2007, our U.S. Mortgage Insurance segment had net operating income of $259 million and $65 million, respectively.

We also have Corporate and Other activities which include debt financing expenses that are incurred at our holding company level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of a small, non-core business that is managed outside our operating segments. Corporate and Other activities also include the results of our group life and health insurance business, which we have agreed to sell and is now classified as discontinued operations. For the year ended December 31, 2006 and the three months ended March 31, 2007, Corporate and Other had a net operating loss of $113 million and $33 million, respectively.

On a consolidated basis, we had $13.3 billion of total stockholders’ equity and $111.6 billion of total assets as of March 31, 2007. For the year ended December 31, 2006, our revenues were $10.3 billion and our net income was $1.3 billion, and for the three months ended March 31, 2007, our revenues were $2.7 billion and our net income was $324 million. Our principal U.S. life insurance companies have financial strength ratings of “AA-” (Very Strong) from S&P, “Aa3” (Excellent) from Moody’s, “A+/A” (Superior/Excellent) from A.M. Best and “AA-” (Very Strong) from Fitch, and our rated mortgage insurance companies have financial strength ratings of “AA” (Very Strong) from S&P, “Aa2” (Excellent) from Moody’s, “AA” (Very Strong) from Fitch and/or “AA” (Superior) from Dominion Bond Rating Service (“DBRS”). The “AA” and “AA-” ratings are the third- and fourth-highest of S&P’s 20 ratings categories, respectively. The “Aa2” and “Aa3” ratings are the third- and fourth-highest of Moody’s 21 ratings categories, respectively. The “A+” and “A” ratings are the second and third highest of A.M. Best’s 15 ratings categories, respectively. The “AA” and “AA-” ratings are the third- and fourth-highest of Fitch’s 24 ratings categories, respectively. The “AA” rating is the second highest of DBRS’s 10 ratings categories.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number at that address is (804) 281-6000. We maintain a variety of websites to communicate with our distributors, customers and investors and to provide information about various insurance and investment products to the general public. None of the information on our websites is part of this prospectus.

The Remarketing

Issuer	Genworth Financial, Inc., a Delaware corporation.

Securities Remarketed	$599,967,000 aggregate principal amount of 5.231% senior notes due 2009.

Maturity date	May 16, 2009.

Interest rate

The interest rate on the notes will be reset to 5.231% per year, effective from and after May 16, 2007, payable semi-annually in arrears on May 16 and November 16 of each year, beginning November 16, 2007.

The Remarketing

We issued the notes in May 2004 in connection with our issuance and sale to the public of Equity Units. Each Equity Unit initially consisted of both a purchase contract and, initially, a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount senior note due May 16, 2009, which together are referred to as a Corporate Unit. In order to secure their obligations under the purchase contracts, holders of the Equity Units pledged their notes to us through a collateral agent. Pursuant to the terms of the Equity Units, the remarketing agents will use their reasonable efforts to remarket notes on behalf of current holders of Corporate Units under the terms of and subject to the conditions in the remarketing agreement among us, the remarketing agents, and The Bank of New York, as purchase contract agent and as attorney-in-fact for the holders of purchase contracts. See “Remarketing” in this prospectus supplement.

The terms of the Equity Units and the notes require the remarketing agents to use their reasonable efforts to obtain a price for the notes to be remarketed that results in proceeds of at least 100% of the aggregate principal amount of such notes. Upon a successful remarketing, the portion of the proceeds equal to the total principal amount of the notes underlying the Corporate Units will automatically be applied to satisfy in full the Corporate Unit holders’ obligations to purchase Class A Common Stock under the related purchase contracts. If any proceeds remain after this application, the remarketing agents will remit such proceeds for the benefit of the holders.

Ranking

The notes rank equally with all of our other unsecured and unsubordinated obligations. The notes are not obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of March 31, 2007, our subsidiaries had outstanding $93,509 million of total liabilities, including $2,765 million of debt (excluding, in each case, intercompany liabilities). The indenture under which the notes are issued, which we refer to as the indenture, does not limit our ability, or the ability of our subsidiaries, to issue or incur other debt or issue preferred stock. As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations, including our obligations to pay interest on the notes. See “Risk Factors—Risk Relating to Our Business—As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations” in “Item 1A. Risk Factors” in our current report on Form 8-K, filed on April 16, 2007, which is incorporated by reference herein, and “Description of the Remarketed Notes” in this prospectus supplement.

Use of Proceeds

The proceeds from the remarketing of the notes are estimated to be $599,967,000. We will separately pay a fee to the remarketing agents for their services as remarketing agents, and, except as set forth below, we will not receive any proceeds of the remarketing.

The portion of the proceeds from the remarketing equal to the principal amount of the notes remarketed will automatically be applied to satisfy in full the obligations of the holders of Corporate Units to purchase our Class A Common Stock under the related purchase contracts. Any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units as of the close of business, 5 p.m., New York City time, on May 16, 2007. See “Use of Proceeds” in this prospectus supplement.

Listing	The notes are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system.

Denominations	The notes will be issued in denominations of $1,000 or integral multiples thereof.

Risk Factors

Your investment in the notes will involve risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the remarketing filed by us with the Securities and Exchange Commission and the documents incorporated by reference herein and, in particular, you should evaluate the specific factors set forth in the section of this prospectus supplement entitled “Supplemental Risk Factors” and the section entitled “Item 1A. Risk Factors” in our current report on Form 8-K, filed April 16, 2007, before deciding whether to purchase any notes in this remarketing.

Trustee, registrar and paying agent	The Bank of New York

SUPPLEMENTAL RISK FACTORS

You should carefully consider the supplemental risks described below in addition to the risks described in “Item 1A. Risk Factors” in our current report on Form 8-K, filed on April 16, 2007, which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in the notes. You could lose part or all of your investment.

There are no financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Remarketed Notes—Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants.”

The notes are not guaranteed by any of our subsidiaries and are structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the notes are obligations exclusively of Genworth Financial, Inc. and are not guaranteed by any of our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of March 31, 2007, our subsidiaries had outstanding $93,509 million of total liabilities, including $2,765 million of debt (excluding, in each case, intercompany liabilities).

If an active trading market for the notes does not develop, you may not be able to resell your notes.

There is currently no trading market for the notes and we do not plan to list the notes on any national securities exchange or include the notes in an automated quotation system. In addition, the liquidity of any trading market for the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these notes, by changes in interest rates and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. We cannot predict the extent, if any, to which investors’ interest will lead to a liquid trading market.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the notes.

USE OF PROCEEDS

We are remarketing $599,967,000 aggregate principal amount of notes to investors on behalf of holders of the Corporate Units.

The proceeds from the remarketing of the notes are estimated to be $599,967,000. We will separately pay a fee to the remarketing agents for their services as remarketing agents, and we will not receive any proceeds of the remarketing, except as set forth below.

The portion of the proceeds from the remarketing equal to the principal amount of the notes remarketed will automatically be applied to satisfy in full the obligations of the holders of our Corporate Units to purchase our Class A Common Stock under the related purchase contracts. Any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units as of the close of business, 5 p.m., New York City time, on May 16, 2007.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2007. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our current report on Form 8-K, filed April 16, 2007, and our quarterly report on Form 10-Q for the three months ended March 31, 2007, each of which is incorporated by reference herein.

(Dollar amounts in millions)	March 31, 2007
Cash and cash equivalents	$2,250

Borrowings and other obligations:
Short-term borrowings	250
Long-term borrowings:
Yen notes (1)	489
Senior notes (2)	2,245
Senior notes remarketed hereby	600
Junior subordinated notes(3)	598

Total long-term borrowings	3,932
Non-recourse funding obligations (4)	2,765
Series A Preferred Stock, mandatorily redeemable, liquidation preference $50 per share	100

Total borrowings and other obligations	7,047

Stockholders’ equity:
Class A Common Stock, $0.001 par value; 1.5 billion shares authorized; 492 million shares issued and outstanding (including 40 million shares held in treasury)	—
Additional paid-in capital	10,785

Total paid-in capital	10,785
Accumulated other comprehensive income	1,111
Retained earnings	3,145

Treasury stock, at cost (57 million shares)	(1,733)

Total stockholders’ equity	13,308

Total capitalization	$20,355

(1)	Represents 1.6% notes due 2011, denominated in Japanese yen. For a description of the Yen Notes, see note 13 to our financial statements included in our current report on Form 8-K, filed April 16, 2007, incorporated by reference herein.

(2)	Represents LIBOR floating rate senior notes due June 15, 2007, 4.75% senior notes due June 15, 2009, 5.75% senior notes due June 15, 2014, 4.95% senior notes due June 15, 2015 and 6.50% senior notes due June 15, 2034. For a description of the senior notes, see note 13 to our financial statements included in our current report on Form 8-K, filed April 16, 2007, incorporated by reference herein.

(3)	Represents 6.15% fixed-to-floating rate junior subordinated notes. For a description of the junior subordinated notes, see note 13 to our financial statements included in our current report on Form 8-K, filed April 16, 2007, incorporated by reference herein.

(4)	For a description of our outstanding non-recourse funding obligations as of March 31, 2007, see note 13 to our financial statements included in our current report on Form 8-K, filed April 16, 2007. We issued an additional $540 million of non-recourse funding obligations on April 25, 2007. For a description of these non-recourse funding obligations, see our current report on Form 8-K, filed April 25, 2007, which is incorporated by reference herein.

RATIO OF INCOME TO FIXED CHARGES

The following table sets forth our ratio of income to fixed charges for the periods indicated.

For purposes of determining the ratio of income to fixed charges, “income” consist of earnings from continuing operations before taxes and accounting changes plus fixed charges from continuing and discontinued operations. “Fixed charges” consist of (1) interest expense on short-term and long-term borrowings, including dividends on our Series A Preferred Stock and contract adjustment payments on our equity units, and (2) the portion of operating leases that are representative of the interest factor.

	Three months ended March 31,	Year ended December 31,
	2007	2006	2005	2004	2003	2002
Ratio of income to fixed charges (including interest credited to investment contractholders)	1.90	1.97	2.01	1.95	1.70	1.89
Ratio of income to fixed charges (excluding interest credited to investment contractholders)	5.05	5.89	6.70	7.86	8.13	10.54

DESCRIPTION OF THE REMARKETED NOTES

The following description is a summary of the terms of the notes being remarketed. The descriptions in this prospectus supplement contain descriptions of certain terms of the notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture and supplemental indenture No. 1 which have been incorporated by reference in the registration statement, and to the Trust Indenture Act.

General

The notes were issued in an aggregate principal amount of $600,000,000 under an indenture, dated as of May 24, 2004, between us and The Bank of New York, as trustee, as supplemented by supplemental indenture No. 1, dated as of May 24, 2004, between us and the trustee (as so supplemented, the “indenture”). The notes were issued in connection with our issuance of Equity Units. The Equity Units consist of units, referred to as Corporate Units, each with a stated amount of $25. Each Corporate Unit is comprised of (1) a purchase contract pursuant to which the holder (a) agrees to purchase from us not later than May 16, 2007, for a price of $25 in cash, between 1.0631 and 1.2864 shares of our Class A Common Stock, subject to anti-dilution adjustments, depending on the average closing price of our Class A Common Stock over the 20-trading day period ending on the third trading day prior to such date and (b) receives from us quarterly contract adjustment payments; and (2) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal amount of a senior note due on May 16, 2009.

This prospectus supplement relates to the remarketing of the notes on behalf of the holders of Corporate Units.

The trustee is presently the security registrar and the paying agent for the notes. Following a successful remarketing, notes will be issued in registered form, will be in denominations of $1,000 and integral multiples of $1,000 in excess thereof, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes, if any, will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000, at the office or agency maintained by us for this purpose in the City of New York. We have designated the corporate trust office of the trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

The notes are not subject to a sinking fund provision and are not subject to defeasance or redemption. The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 16, 2009.

Ranking

The notes are our direct, unsecured obligations and rank without preference or priority among themselves and equally with all of our other existing and future unsecured and unsubordinated senior debt.

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the notes are obligations exclusively of Genworth Financial, Inc. and are not guaranteed by any of our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of March 31, 2007, our subsidiaries had outstanding $93,509 million of total liabilities, including $2,765 million of debt (excluding, in each case, intercompany liabilities).

As a holding company, dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries will be our principal sources of cash to pay interest and principal on the notes and meet our other obligations. The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. The ability of our insurance subsidiaries to pay dividends to us is also subject to various conditions imposed by the rating agencies for us to maintain our ratings. Our subsidiaries have no obligation to pay any amounts due on the notes. See “Supplemental Risk Factors—The notes are not guaranteed by any of our subsidiaries and are structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.”

As of March 31, 2007, we had outstanding $4,182 million of unsecured and unsubordinated debt at the parent company level (including the notes but excluding non-recourse funding obligations). The indenture under which the notes are issued does not limit our ability, or the ability of our subsidiaries, to issue or incur other debt or liabilities (secured or unsecured) or issue preferred stock.

Interest

The interest rate on the notes will be reset to 5.231% per year, effective from and after May 16, 2007. Interest will be payable semi-annually in arrears on November 16 and May 16 of each year, beginning on November 16, 2007, to the person in whose name the note is registered at the close of business on the first business day of the month in which the interest payment date falls.

The amount of interest payable for any full interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full interest period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. If an interest payment date falls on a date that is not a business day, then interest will be paid on the next day that is a business day and no interest on such payment will accrue for the period from and after such interest payment date to the actual date of payment, provided that interest shall be payable on any overdue principal and interest.

Agreement by Purchasers of Certain Tax Treatment

Each note provides that, by acceptance of the note or a beneficial interest therein, the holder thereof intends that the note constitutes indebtedness and agrees to treat it as indebtedness for United States federal, state and local income and franchise tax purposes.

Events of Default

Any of the following events will constitute an event of default under the indenture with respect to the notes:

•	failure to pay interest on the notes for thirty days past the applicable due date,

•	failure to pay the principal amount of the notes when due (whether at maturity or otherwise),

•

failure to observe or perform any other covenant or agreement in the indenture, which continues for 60 days after written notice from the trustee or holders of at least 25% of the outstanding principal amount of the notes as provided in the indenture,

•

acceleration of more than $100 million of our indebtedness for borrowed money by the terms thereof if the acceleration is not rescinded or annulled within 10 days after written notice from the trustee or holders of at least 25% of the outstanding principal amount of such indebtedness as provided in the indenture, provided that this event of default will be remedied, cured or waived without further action upon the part of either the trustee or any of the holders if the default under our other indebtedness is remedied, cured or waived, and

•	specified events relating to the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

The term “significant subsidiary” has the same meaning as the definition of that term set forth in Rule 1-02 of Regulation S-X as promulgated by the Securities and Exchange Commission.

Remedies

If an event of default arising from specified events of the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries occurs, the principal amount of all outstanding notes will become due and payable immediately, without further action or notice on the part of the holders of the notes or the trustee. If any other event of default with respect to the notes occurs, the trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal amount of the notes to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal amount of the notes will become immediately due and payable. However, at any time after a declaration has been made or the notes have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, subject to conditions specified in the indenture, rescind and annul that declaration or acceleration and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the indenture, the holders of a majority in principal amount of outstanding notes of any series have the right to direct the time, method and place of conducting any proceeding for and remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the notes of such series.

Notice of Default

The trustee will, within 90 days after the occurrence of an event of default with respect to the notes, mail to the holders of the notes notice of such event of default, unless such event of default has been cured or waived. However, the Trust Indenture Act and the indenture currently permits the trustee to withhold notices of events of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notices to be in the interests of the holders.

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the indenture.

Legal Proceedings and Enforcement of Right of Payment

You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the notes. In addition, the holders of at least 25% in principal amount of the outstanding notes of a series must have made written request, and offered reasonable indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in principal amount of the outstanding notes of such series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of and interest on that note at the place, time, rate and in the currency expressed in the indenture and the note and to institute a suit for the enforcement of that payment.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

We have agreed in the indenture that we will not merge or consolidate with any other person or sell, convey, transfer, or otherwise dispose of all or substantially all of our assets unless:

•

either we are the continuing corporation or the successor person is a corporation or limited liability company organized under the laws of the United States of America or any state thereof or the District of Columbia and this other person expressly assumes all of our obligations under the indenture and the notes; and

•	we are not, or such successor entity is not, immediately after such merger, consolidation, sale, conveyance, transfer or other disposition, in default in the performance of any obligations thereunder.

In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or limited liability company, such successor corporation or limited liability company shall succeed to and be substituted for us, with the same effect as if it had been named in the indenture as us and we shall be relieved of any further obligation under the indenture and under the notes.

The indenture does not contain any financial or other similar restrictive covenants.

Modification of Indenture

We may enter into supplemental indentures for the purpose of modifying or amending the indenture with respect to the notes with the consent of holders of at least a majority in aggregate principal amount of the notes. However, the consent of each holder affected is required for any amendment:

•	to change the stated maturity of principal of, or any installment of principal of or interest on, any note,

•

to reduce the rate of or extend the time for payment of interest on any note or to alter the manner of calculation of interest payable on any note (except as part of the remarketing of the notes and the interest rate reset),

•	to reduce the principal amount on any note,

•	to make the principal of or interest on any note payable in a different currency,

•	to reduce the percentage in principal amount of the notes, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or event of default,

•	to change any place of payment where the notes or interest thereon is payable,

•	to impair the right of any holder of the notes to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any note, or

•

to modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in principal amount of notes whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by the modification or waiver.

In addition, we and the trustee with respect to the indenture may enter into supplemental indentures without the consent of the holders of the notes for one or more of the following purposes:

•

to evidence that another corporation or limited liability company has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the notes,

•

to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of the notes, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture,

•

to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of notes, provided that any amendment made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus will not be deemed to adversely affect the interests of the holders of the notes,

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect,

•	to add guarantees with respect to any series of notes issued under the indenture or to secure any series of notes, and

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the notes.

Miscellaneous Provisions

The indenture provides that certain series of notes, including those for which payment has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding notes have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes.

We are entitled to set any day as a record date for the purpose of determining the holders of outstanding notes issued under the indenture entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the indenture trustee also is entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of particular notes issued under the indenture, such action may be taken only by persons who are holders of such notes on the record date.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to any series of notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes of such series (with certain limited exceptions), or

•

all notes of such series not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding notes,

•	and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

Any monies and U.S. government obligations deposited with the trustee for payment of principal of, and interest on, the notes and not applied but remaining unclaimed by the holders of the notes for two years after the date upon which the principal of, and interest on, the notes, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holder of such notes may look only to us for payment thereof.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time by giving written notice thereof to us.

The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding notes of one or more series.

No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

The indenture and the notes provide that they are to be governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

Notes will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw such representation by global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences to Non-U.S. Holders of the purchase, ownership and disposition of notes. This summary deals only with notes that are held as capital assets by Non-U.S. Holders that purchase the notes in this remarketing at the price indicated on the front cover of this prospectus supplement. A “Non-U.S. Holder” is a beneficial owner of notes and is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; and

•

a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or such trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Internal Revenue Code of 1986, as amended (the “Code”), and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your own tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to you.

This summary does not describe all of the U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of notes by a prospective Non-U.S. Holder in light of that investor’s particular circumstances. In addition, this summary does not address alternative minimum taxes or state, local or foreign taxes.

This section is based upon the Code, judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•

(a) you provide your name, address and certain other information on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduced rate of withholding. In order to claim any exemption from or reduction in the 30% withholding tax, you should provide a properly executed Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not withholding tax assuming a properly executed Form W-8ECI (or suitable substitute form) is provided) on such interest on a net income basis in generally the same manner as if you were a U.S. person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Any gain or income realized on the disposition of a note will generally not be subject to U.S. federal income tax unless:

•

such gain or income is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

Unless you are an exempt recipient, such as a corporation, interest payments on the notes and the proceeds received from a sale of notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if you fail to comply with applicable U.S. information reporting or certification requirements. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Any amounts so withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability provided you furnish the required information to the IRS.

The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. This discussion was written in connection with the promotion or marketing of the notes.

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, (ERISA Plans), or by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, Similar Laws), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a Plan).

General Fiduciary Matters

Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of such Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the Plan.

Each fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Law.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available with respect to such transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and the prohibited transaction itself may have to be rescinded. In addition, the fiduciary of the ERISA Plan that permits such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, the remarketing agents or the current holders of Equity Units, is considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 (relating to transactions determined by independent qualified professional asset managers), PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts), PTCE 91-38 (relating to transactions involving bank collective investment funds), PTCE 95-60 (relating to transactions involving life insurance company general accounts) and PTCE 96-23 (relating to transactions determined by in-house asset managers). Although these exemptions exist, a purchaser of any notes should be aware that there can be no assurance that all of the conditions of any such exemptions will be satisfied. Furthermore, a purchaser of the notes should be aware that even if the conditions specified in one or more of the above-referenced exemptions are met, the scope of the exemptive relief provided by the exemption might not cover all acts which might be construed as prohibited transactions.

In addition, any insurance company proposing to use assets of its general account to purchase the notes should consider the implications of the United States Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993) as well as the regulations issued by the United States Department of Labor (DOL) in January 2000 in response to the decision. In the decision, the Court held that to the extent that insurance contracts issued to employee benefit plans provide for a return that is not guaranteed, but instead varies with the performance of the insurer’s general account, the insurer’s general account may become “plan assets” subject to ERISA and therefore subject to the fiduciary obligations of ERISA.

Because of the preceding, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The preceding discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary and prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

REMARKETING

Under the terms and subject to the conditions contained in a remarketing agreement, dated as of May 8, 2007, among us, Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the remarketing agents, and The Bank of New York, as the purchase contract agent and attorney-in-fact of holders of Equity Units, the remarketing agents will use their reasonable efforts to remarket the notes. Upon a successful remarketing, the remarketing agents will reset the interest rate on the notes to a reset rate that the notes should bear in order for the notes that are subject to the remarketing to have an approximate aggregate market value on the reset date of 100% of the aggregate principal amount of the notes. The reset rate will in no event exceed the maximum rate permitted by applicable law.

The proceeds from the remarketing of the notes are estimated to be $599,967,000. We will not receive any proceeds of the remarketing, except as provided in the next sentence. The portion of the proceeds from the remarketing equal to the principal amount of the notes remarketed will automatically be applied to satisfy in full the obligations of the holders of Corporate Units to purchase our Class A Common Stock under the related purchase contracts. Any excess proceeds will be delivered to The Bank of New York, as the purchase contract agent, for the benefit of the holders of Corporate Units as of the close of business, 5 p.m., New York City time, on May 16, 2007.

None of the remarketing agents has any obligation to purchase any of the senior notes.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions.

We will pay a fee to the remarketing agents for their services as remarketing agents. The remarketing fee equals 0.25% of the principal amount of the remarketed notes. We estimate that the total expenses for this remarketing will be approximately $1 million, not including the remarketing fee.

The notes have no established trading market. The remarketing agents have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. We cannot provide you with any assurance as to the liquidity of any trading market for the notes.

In order to facilitate the remarketing of the notes, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of notes for the purpose of stabilization, as well as other purchases by the remarketing agents for their own accounts, could cause the price of the notes to be higher than it might be in the absence of these purchases. We and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing (and the following day) will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

We have agreed to indemnify the remarketing agents against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with their duties under the remarketing agreement, and to contribute to payments the remarketing agents may be required to make in respect of those liabilities.

The remarketing agents and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for us, for which they received or will receive customary fees and expenses. Affiliates of the remarketing agents are also lenders under our two $1.0 billion 5-year revolving credit facilities. We believe that the fees and commissions paid in respect of participation in the credit facilities are customary for borrowers with a credit profile similar to ours, for a similar-size financing and for borrowers in our industry.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each remarketing agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•

at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive (except in reliance on Article 3.2(b) of the Prospectus Directive).

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each remarketing agent has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each remarketing agent has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters in connection with the remarketing of the notes will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters will be passed upon for the remarketing agents by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements and schedules for Genworth Financial, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006, and the consolidated financial statements and schedules for Genworth Financial, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, included in our Current Report on Form 8-K filed on April 16, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2006 and 2005 consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2006, and in our Current Report on Form 8-K filed on April 16, 2007, refer to a change in the method of accounting for share-based payments and pension and other postretirement plan obligations in 2006, and certain nontraditional long-duration contracts and separate accounts in 2004.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus supplement. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus supplement is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended. The registration statement, including the attached exhibits, contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Our Current Reports on Form 8-K filed on January 9, January 12, February 5, March 26, April 16, and April 25, 2007; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

PROSPECTUS

GENWORTH FINANCIAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “GNW.” The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number is (804) 281-6000.

Investing in these securities involves risks. See “Item 1A—Risk Factors” beginning on page 72 of our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2006

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

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Our Current Reports on Form 8-K filed on January 20 (pursuant to Item 2.03 only), February 14 (both Current Reports filed on that date), February 24, February 27, March 8, March 27, May 31, July 21, August 23, September 22, October 20 and October 25, 2006;

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on May 24, 2004;

•	The description of our Equity Units contained in our Registration Statement on Form 8-A filed on May 24, 2004;

•	The description of our Series A Cumulative Preferred Stock contained in our Registration Statement on Form 8-A filed on May 24, 2004; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

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USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, the funding of our insurance operations, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The financial statements and schedules for Genworth Financial, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports refer to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004.

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